Exhibit 99.1

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences relating to the taxation of the Company as a REIT and the ownership and disposition of Common Stock. This discussion supercedes the discussion contained under the headings “Certain Federal Income Tax Considerations – Taxation of the Company” and “– Taxation of U.S. Shareholders Holding Common Stock” in the accompanying Prospectus. As used herein, the term “Company” refers solely to PS Business Parks, Inc., “Operating Partnership” refers to P.S. Business Parks, L.P., “AOPP” refers to American Office Park Properties, Inc. and “Merger” refers to the merger of the Company with AOPP.

Because this is a summary that is intended to address only material federal income tax consequences relating to the ownership and disposition of Common Stock that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with the Company’s common shareholders that hold Common Stock as “capital assets,” within the meaning of Section 1221 of the Internal Revenue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of Common Stock on your tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. The Company has not requested and does not plan to request any rulings from the Internal Revenue Service concerning the tax treatment of the Company or the Operating Partnership. It is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Taxation of the Company as a REIT

General. The Company has elected to be taxed as a REIT under the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

The Company believes that it is organized and has operated, and the Company intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that the Company has qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Internal Revenue Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Company, the Company cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

So long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that they receive. Currently shareholders of regular corporations (but not REITs) who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which for individual are lower than ordinary income rates, and corporate shareholders of regular corporations (but not REITs) receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to the income tax at rates applicable to those shareholders.

While the Company generally will not be subject to corporate income taxes on income that it distributes currently to shareholders, the Company will be subject to federal income tax as follows:

•	The Company will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•	Under some circumstances, the Company may be subject to the “alternative minimum tax;”

•	If the Company has net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income;

•	The Company’s net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

•	If the Company fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect the Company’s profitability;

•	The Company will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if the Company fails to distribute during each calendar year at least the sum of:

(1)	85% of its REIT ordinary income for the year;

(2)	95% of its REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years; and

•	The Company will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among the Company, its tenants and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

In addition, if the Company acquires any assets from a non-REIT “C” corporation in a carry-over basis transaction, it would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if the Company disposed of those assets within 10 years after they were acquired, provided no election is made for the transaction to be currently taxable. To the extent that assets are transferred to the Company in a carry-over basis transaction by a partnership in which a corporation owns an interest, the Company will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time the Company acquires the asset. Prior to 1997, AOPP was taxable as a regular “C” corporation. Treasury Regulations applicable to AOPP at the time it made its election to be taxed as a REIT for 1997, allowed AOPP to make an election to avoid the recognition of gain and the imposition of corporate level tax with respect to the built-in gain assets held by AOPP at that time unless and until the built-in gain assets are sold within 10 years after the date of AOPP’s REIT election. If the Company is subject to taxation on its REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a “C” Corporation, some of the dividends the Company pays to its noncorporate stockholders during the following year may be subject to tax at the reduced capital gains rates, rather than tax at ordinary income rates. See “Taxation of U.S. Stockholders – Qualified Dividend Income.”

Requirements for Qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally are considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

The Company believes that it has issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, the Company’s Articles of Incorporation contains restrictions regarding the transfer of shares of beneficial interest that are intended to assist the Company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that the Company will be able to satisfy these share ownership requirements. Moreover, these restrictions will not apply to shares owned at the time of the Merger, or to shares of stock of the Company deemed to be owned by a person as a result of such person’s ownership of shares of Public Storage (however, such deemed ownership will be taken into account in determining whether a subsequent acquisition or transfer of shares of the Company (but not Public Storage) violates the limitations). If the Company fails to satisfy these share ownership requirements, it will fail to qualify as a REIT.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If the Company complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above.

A REIT is not permitted to have at the end of any taxable year any undistributed earnings and profits that are attributable to a “C” corporation taxable year. As a result of the Merger, the Company succeeded to various tax attributes of AOPP, including any undistributed earnings and profits. AOPP was taxable as a “C” corporation prior to 1997, but does not believe that it has transferred any undistributed “C” corporation earnings and profits to the Company. However, neither AOPP nor the Company has sought an opinion of counsel or outside accountants to the effect that the Company has not acquired any “C”

corporation earnings and profits from AOPP. It appears that the Company could keep from being disqualified as a REIT by using “deficiency dividend” procedures to distribute the “C” corporation earnings and profits. In order to use this procedure, an affected REIT would have to make an additional distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), within 90 days of the Internal Revenue Service determination. In addition, the REIT would have to pay to the Internal Revenue Service an interest charge on 50% of the acquired “C” corporation earnings and profits that were not distributed prior to the end of the REIT’s taxable year in which they were acquired. If “C” corporation earnings and profits were deemed to have been acquired by the Company, there can be no assurance, however, that the Internal Revenue Service would not take the position either that the deficiency dividend procedure is not available at all (in which case the Company would fail to qualify as a REIT) or, alternatively, that even if the procedure is available, the Company cannot qualify as a REIT for its taxable year in which the earnings and profits were acquired, but it could qualify as a REIT for subsequent taxable years. Finally, if AOPP were determined not to have qualified as a REIT for the taxable year ended December 31, 1997 or its short taxable year ending at the time of the Merger, the Company would not be eligible to elect REIT status for up to four years after the year in which AOPP failed to qualify as a REIT. AOPP made an election to be taxed as a REIT commencing with its taxable year ended December 31, 1997. The Company and AOPP believe that AOPP’s election is valid and that AOPP was organized, and operated in 1997 and until the time of the Merger, in conformity with the requirements for taxation as a REIT.

Qualified REIT Subsidiaries. If a REIT owns a subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” of the Company is a corporation in which the Company directly or indirectly owns stock and that elects, together with the Company, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if a taxable REIT subsidiary of the Company owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of the Company. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation. If dividends are paid by one or more of the Company’s taxable REIT subsidiaries to the Company, then a portion of the dividends from the Company to its shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “Taxation of U.S. Shareholders – Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing the Company to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made directly or indirectly to the Company in excess of a certain amount. In addition, the Company will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, there can be no assurance that the Internal Revenue Service might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

Tenant Advantage, Inc. and PSCC, Inc. are referred to as the “corporate subsidiaries.” Each of the corporate subsidiaries is taxable as a regular “C” corporation and has elected, together with the Company, to be treated as a taxable REIT subsidiary of the Company.

Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its share (based upon its proportionate share of the capital of the partnership) of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company’s proportionate share of the assets and items of income of the Operating Partnership, including the Operating Partnership’s share of assets and items of income of any subsidiaries that are treated as partnerships for federal income tax purposes, are treated as assets and items of income of the Company for purposes of applying the asset and income tests. The Company has control over the Operating Partnership and substantially all of the partnership and limited liability company subsidiaries of the Operating Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of the Company as a REIT.

Income Tests Applicable to REITs. To qualify as a REIT, the Company must satisfy two gross income tests. First, at least 75% of the Company’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of the Company’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

Rents received by the Company will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, the Company may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, the Company may not provide “impermissible services” to tenants (except through an independent contractor from whom the Company derives no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the Company’s direct cost of providing the service. If the impermissible tenant service income exceeds 1% of the Company’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of the Company’s total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

Unless the Company determines that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by the Company in the taxable year, will not jeopardize the Company’s status as a REIT, the Company does not and does not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or “rendered to the occupant” of the property.

The Company provides services and provides access to third party service providers at some or all of its properties. However, based upon the Company’s experience in the rental markets where the properties are located, the Company believes that all access to service providers and services provided to tenants by the Company either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause the Company to fail to meet the income test requirements. However, the Company cannot provide any assurance that the Internal Revenue Service will agree with these positions. The Company monitors the activities at its properties and believes that it has not provided services that will cause it to fail to meet the income tests. The Company intends to continue to monitor the services provided at, and the nonqualifying income arising from, each of its properties.

The Company has earned and continues to earn a small amount of nonqualifying income relative to the Company’s total gross income in any relevant taxable year. The Company believes that the amount of nonqualifying income generated from these activities has not affected and will not affect the Company’s ability to meet the 95% gross income test.

“Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. The Company does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

The Company’s share of any dividends received from its corporate subsidiaries that are not “qualified REIT subsidiaries” (and from other corporations in which the Company owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The Company does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if the Company’s failure to meet the tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will fail to qualify as a REIT. As discussed under “Taxation of the Company as a REIT—General,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs. At the close of each quarter of its taxable year, the Company must satisfy four tests relating to the nature of its assets:

(1)	at least 75% of the value of the Company’s total assets must be represented by real estate assets, cash, cash items and government securities. The Company’s real estate assets include, for this purpose, its allocable share of real estate assets held by the Operating Partnership and the non-corporate subsidiaries of the Operating Partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of the Company;

(2)	not more than 25% of the Company’s total assets may be represented by securities other than those in the 75% asset class;

(3)	except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries, and except for other securities that qualify as “real estate assets” for purposes of the test described in clause (1):

•	the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of the Company’s total assets;

•	the Company may not own more than 10% of any one issuer’s outstanding voting securities; and

•	the Company may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4)	not more than 20% of the Company’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” as defined in Section 1361 of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

The Company believes that the aggregate value of its taxable REIT subsidiaries does not exceed 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of the Company or any other corporation in which the Company owns an interest as a taxable REIT subsidiary, the Company believes it did not own more than 10% of the voting securities of any such entity. In addition, the Company believes that as of each relevant testing date prior to the election to treat each corporate subsidiary of the Company or any other corporation in which the Company owns an interest as a taxable REIT subsidiary of the Company, the Company’s pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of the Company’s assets.

With respect to each issuer in which the Company currently owns either an equity interest or a debt security (excluding for this purpose equity interests in REITs and partnerships and securities of a qualified REIT subsidiary or a taxable REIT subsidiary), the Company believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of the Company’s assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, the Company cannot provide any assurance that the Internal Revenue Service might not disagree with the Company’s determinations.

After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT if it fails to satisfy the 25%, 20% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An acquisition of securities could include the Company increasing its interest in the Operating Partnership as a result of a merger, the exercise by limited partners of their redemption right relating to units in the Operating Partnership or an additional capital contribution of proceeds of an offering of shares of beneficial interest by the Company. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. If the Company were to fail to cure noncompliance with the asset tests within this time period, the Company would cease to qualify as a REIT.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, the Company is required to distribute dividends, other than capital gain dividends, to its shareholders each year in an amount at least equal to (1) the sum of (a) 90% of the Company’s REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

The Company intends to make timely distributions sufficient to satisfy its annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is expected that the Company’s REIT taxable income generally will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of the Company shares.

Under some circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that the Company does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these amounts at regular corporate tax rates.

The Company will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if the Company fails to distribute during each calendar year at least the sum of:

(1)	85% of its REIT ordinary income for the year;

(2)	95% of its REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements. The Company is required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of the Company to Qualify as a REIT. If the Company fails to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, the Company will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If the Company fails to qualify as a REIT, the Company will not be required to make any distributions to shareholders, and any distributions that are made to shareholders will not be deductible by the Company. As a result, the Company’s failure to qualify as a REIT would significantly reduce both the cash available for distributions by the Company to its shareholders and its earnings. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of the Company’s current and accumulated earnings and profits, whether or not attributable to capital gains of the Company. Non-corporate shareholders currently would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that the Company would be entitled to any statutory relief.

Prohibited Transaction Tax. Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including the Company’s share of this type of gain realized by the Operating Partnership and any other subsidiaries treated as partnerships or disregarded entities for federal income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. The Company intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with the Company’s investment objectives. The Company cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax.

Taxation of U.S. Shareholders

As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of Common Stock that is, for United States federal income tax purposes:

(1)	a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

(2)	a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

(3)	an estate the income of which is subject to federal income taxation regardless of its source; or

(4)	in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

Generally, in the case of a partnership that holds Common Stock, any partner that would be a U.S. shareholder if it held Common Stock directly is also a U.S. shareholder. A “non-U.S. shareholder” is a holder, including any partner in a partnership that holds Common Stock, that is not a U.S. shareholder.

Distributions by the Company — General. So long as the Company qualifies as a REIT, distributions to U.S. shareholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of its current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. shareholder’s adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If the Company declares a dividend in October, November or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, the Company will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Distributions. The Company may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. Designations made by the Company only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If the Company designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, the Company may designate all or part of its net capital gain as “undistributed capital gain.” The Company will be subject to tax at regular corporate rates on any undistributed capital gain.

A U.S. shareholder:

(1)	will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

(2)	will be deemed to have paid its proportionate share of the tax paid by the Company on such undistributed capital gains and receive a credit or a refund to the extent that its proportionate share of the tax paid by the Company exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.

A U.S. shareholder will increase the basis in its Common Stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately.

With respect to shareholders who are taxed at the rates applicable to individuals, the Company will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, depending upon the source of the capital gain.

In addition, under a transitional rule applicable to taxable years including May 6, 2003, capital gain dividends attributable to sales or exchanges of property by the Company prior to May 6, 2003, that are not “unrecaptured Section 1250 gain” subject to a maximum rate of 25%, will be subject to a maximum rate of taxation of 20% for non-corporate U.S. shareholders, rather than to the 15% maximum rate currently applicable.

The Company must determine the maximum amounts that it may designate as 15% (or 20% for certain amounts in 2003) and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

Recipients of capital gains dividends from the Company that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income. The Company may elect to designate a portion of its distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the Common Stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such Common Stock become ex-dividend with respect to the relevant distribution. The maximum amount of the Company’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by the Company during such taxable year from non-REIT corporations (including the corporate subsidiaries and other taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by the Company with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a “C” corporation over the federal income tax paid by the Company with respect to such built-in gain.

Generally, dividends that the Company receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. The Company generally expects that an insignificant portion, if any, of its distributions will consist of qualified dividend income.

Sunset of Reduced Tax Rate Provisions. The currently applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to “sunset” or revert back to provisions of prior law effective for taxable years beginning after December 31, 2008. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and capital gain tax rates would be increased (from 15% to 20%). The impact of this reversion is not discussed herein. Consequently, shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in Common Stock.

Other Tax Considerations. Distributions made by the Company and gain arising from the sale or exchange by a U.S. shareholder of shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, regular taxable dividends from the Company generally will be treated as investment income for purposes of the investment interest limitations. In addition, a U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. The Company will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain, and qualified dividend income. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. The Company’s operating or capital losses would be carried over by the Company for potential offset against future income, subject to applicable limitations.

Sales of Shares. Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1)	the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2)	the holder’s adjusted basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of the Company shares held for more than 12 months. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from the Company that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder has not held its Common Stock as “debt financed property” within the meaning of the Internal Revenue Code, the dividend income from the Company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in the Company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

A REIT is a pension held REIT if it meets the following two tests:

(1)	it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2)	either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its Articles of Incorporation, the Company does not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Shareholders

Distributions by the Company. Distributions by the Company to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by the Company of “U.S. real property interests” nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of the Company’s current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. shareholder’s basis in its Common Stock will be taxable to a non-U.S. shareholder as gain from the sale of Common Stock, which is discussed below. Distributions in excess of current or accumulated earnings and profits of the Company that do not exceed the adjusted basis of the non-U.S. shareholder in its Common Stock will reduce the non-U.S. shareholder’s adjusted basis in its Common Stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

The Company expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

(1)	a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with the Company; or

(2)	the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with the Company claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

The Company may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. shareholder that are designated by the Company at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

(1)	the investment in the Company’s shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

(2)	the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by the Company of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

The Company will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of the Company’s net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. shareholders may substantially exceed the actual tax liability, is creditable against the non-U.S. shareholder’s United States federal income tax liability.

Although the law is not clear on the matter, it appears that amounts designated by the Company as undistributed capital gains in respect of Common Stock held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by the Company of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by the Company on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by the Company were to exceed their actual United States federal income tax liability.

Sale of Common Stock. Gain recognized by a non-U.S. shareholder upon the sale or exchange of Common Stock generally would not be subject to United States taxation unless:

(1)	the investment in Common Stock is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

(2)	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

(3)	the Common Stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Common Stock will not constitute a United States real property interest if the Company is a domestically controlled REIT. The Company will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders.

The Company believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of Common Stock would not be subject to taxation under FIRPTA. In addition, the Company’s Articles of Incorporation contain ownership limitations designed to help prevent the Company from failing to qualify as a domestically controlled REIT. Because Common Stock is publicly traded, however, the Company cannot guarantee that it is or will continue to be a domestically controlled REIT.

Even if the Company does not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells its Common Stock, gain arising from the sale still would not be subject to FIRPTA tax if:

(1)	the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2)	the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of Common Stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders. In general, information reporting requirements will apply to payments of distributions on Common Stock and payments of the proceeds of the sale of Common Stock to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 28% if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on Common Stock, and backup withholding at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Common Stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Common Stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of the these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Aspects of the Company’s Ownership of Interests in the Operating Partnership and Other Partnerships

General. Substantially all of the Company’s investments are held indirectly through the Operating Partnership. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. The Company includes its proportionate share of these partnership items in its income for purposes of the various REIT income tests and the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held through the Operating Partnership. See “—Taxation of the Company as a REIT—Ownership of Partnership Interests by a REIT” above.

Entity Classification. The Company believes that the Operating Partnership and each of the partnerships and limited liability companies in which the Company owns an interest, directly or through another partnership or limited liability company, will be treated as a partnership or disregarded for federal income tax purposes and will not be taxable as a corporation. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and the Company could fail to meet the REIT income and asset tests. See “—Taxation of the Company as a REIT—Asset Tests Applicable to REITs” and “—Taxation of the Company as a REIT—Income Tests Applicable to REITs” above.

A partnership is a “publicly traded partnership” under Section 7704 of the Internal Revenue Code if:

(1)	interests in the partnership are traded on an established securities market; or

(2)	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

The Operating Partnership currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of the Operating Partnership units to redeem the Operating Partnership units for Common Stock could cause the Operating Partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if the Operating Partnership units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, the Operating Partnership cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, the Operating Partnership will continue to qualify for any of the safe harbors in the future. For example, the Operating Partnership cannot satisfy the “private placement” safe harbor because it has more than 100 partners and has issued units in registered offerings.

If the Operating Partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. The Company believes that the Operating Partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to the Company in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, the Company does not believe that these differences would cause the Operating Partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit. A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable Treasury regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of the Operating Partnership are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as the book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury regulations promulgated under Section 704(c) of the Internal Revenue Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The partnership agreement of the Operating Partnership requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. Treasury regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company generally have used the traditional method of accounting for book-tax differences with respect to the properties initially contributed to the Operating Partnership in its formation or subsequently acquired by merger or contribution. However, the Operating Partnership may use an alternative method of accounting for book-tax differences with respect to properties contributed to it or acquired by merger in the future.

In general, if any asset contributed to or revalued by the Operating Partnership is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including the Company, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by the Operating Partnership and increased taxable income and gain on sale. Thus, the Company may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to it as a result of the sale. In this regard, it should be noted that as the general partner of the Operating Partnership, the Company will determine, taking into account the tax consequences to it, when and whether to sell any given property. See “— Taxation of the Company as a REIT—Annual Distribution Requirements Applicable to REITs.”

The Company will be allocated its share of the Operating Partnership’s taxable income or loss for each year regardless of the amount of cash that may be distributed to it by the Operating Partnership. As a result, the Company could be allocated taxable income for a year in excess of the amount of cash distributed to it. This excess taxable income is sometimes referred to as “phantom income.” Because the Company relies on cash distributions from the Operating Partnership to meet its REIT distribution requirements, which are specified percentages of its REIT taxable income, the recognition of this phantom income might adversely affect the Company’s ability to comply with those requirements.

Other Tax Consequences for the Company and Its Shareholders

The Company and its shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of the Company should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

A portion of the Company’s income is earned through the Company’s taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the normal applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments made directly or indirectly to the Company in excess of a certain amount.

To the extent that the Company and the taxable REIT subsidiaries are required to pay federal, state or local taxes, the Company will have less cash available for distribution to shareholders.

Tax Shelter Reporting. Under recently promulgated Treasury regulations, if a shareholder recognizes a loss with respect to the shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.